Exhibit 99.1

FOR IMMEDIATE RELEASE

ELDORADO RESORTS REPORTS SECOND QUARTER NET REVENUE

OF $182.6 MILLION AND ADJUSTED EBITDA OF $36.4 MILLION

Reno, Nev. (August 5, 2015) – Eldorado Resorts, Inc. (NASDAQ: ERI) (“Eldorado,” “ERI,” or “the Company”) today reported operating results for the second quarter ended June 30, 2015.  Net revenues and adjusted EBITDA for all periods summarized below include the operations of MTR Gaming Group, Inc. (“MTR”), which merged with the Company on September 19, 2014 (“the Merger Date”), as if the merger occurred on January 1, 2014.

	Total Net Revenue			Total Net Revenue

($ in thousands, except per share	Three Months Ended			Six Months Ended
data and percentage)	June 30,		%	June 30,		%
	2015	2014	Change	2015	2014	Change
Eldorado Reno	$27,206	$28,869	(5.8)%	$50,959	$51,285	(0.6)%
Eldorado Shreveport	34,634	32,880	5.3%	69,268	67,494	2.6%
Scioto Downs	40,547	38,415	5.5%	78,266	74,199	5.5%
Mountaineer	42,522	48,783	(12.8)%	82,198	94,712	(13.2)%
Presque Isle Downs	37,724	37,702	0.1%	69,393	70,817	(2.0)%
Total Net Revenue (1)(5)	$182,633	$186,649	(2.2)%	$350,084	$358,507	(2.3)%

	Adjusted EBITDA			Adjusted EBITDA

($ in thousands, except per share	Three Months Ended			Six Months Ended
data and percentage)	June 30,		%	June 30,		%
	2015	2014	Change	2015	2014	Change
Eldorado Reno (2)	$5,008	$4,089	22.5%	$7,439	$4,021	85.0%
Eldorado Shreveport	7,945	5,692	39.6%	15,063	13,252	13.7%
Scioto Downs	14,177	13,003	9.0%	27,236	24,992	9.0%
Mountaineer	6,984	8,788	(20.5)%	12,123	16,026	(24.4)%
Presque Isle Downs	5,921	5,855	1.1%	9,468	9,988	(5.2)%
Corporate (3)	(3,669)	(1,984)	84.9%	(7,239)	(4,391)	64.9%
Total Adjusted EBITDA (1) (3) (4) (5)	$36,366	$35,443	2.6%	$64,090	$63,888	0.3%

Operating Income (5)	$23,059	$6,775		$35,143	$8,327
Net income (loss) attributable to ERI (5)	$4,795	$2,909		$(1,369)	$576
Basic EPS (5)	$0.10	$0.12		$(0.03)	$0.02
Diluted EPS (5)	$0.10	$0.12		$(0.03)	$0.02

(1)    Revenue and Adjusted EBITDA exclude the Silver Legacy, a joint venture between Eldorado and MGM Resorts International located in Reno. On July 7, 2015 Eldorado Resorts announced that it entered into an agreement to acquire all of the assets and properties of Circus Circus Reno (“Circus Reno”) and the 50% interest in the Silver Legacy owned by a subsidiary of MGM Resorts International in a transaction that is expected to close by year-end 2015.

(2)    Eldorado Reno’s increase in Adjusted EBITDA for the three and six months ended June 30, 2015 reflects the reallocation of corporate expenses.  If corporate expenses had been reallocated in the three and six months ended June 30, 2014, the Adjusted EBITDA percentage increase would have been 2.1% and 31.7%, respectively.

(3)    Includes corporate expenses, excluding stock-based compensation expense, subsequent to the Merger Date related to ERI totaling $0.6 million and $1.5 million, excluding stock-based compensation expense of $0.2 million and $0.8 million, and MTR Gaming’s corporate expenses totaling $3.0 million and $5.7 million for the three and six months ended June 30, 2015, respectively, and MTR Gaming’s corporate expenses totaling $2.0 million and $4.4 million, excluding stock-based compensation expense of $0.1 million and $0.6 million, for the three and six months ended June 30, 2014, respectively.

(4)    Adjusted EBITDA is not a generally accepted accounting principle (“GAAP”) measurement and is presented solely as a supplemental disclosure because the Company believes it is a widely used measure of operating performance in the gaming industry. See “Reconciliation of GAAP Measures to Non-GAAP Measures” below for a definition of Adjusted EBITDA and a quantitative reconciliation of Adjusted EBITDA to net (loss) income, which the Company believes is the most comparable financial measure calculated in accordance with GAAP.

(5)    The combined basis reflects operations of MTR for periods prior to the merger combined with the operations of Eldorado Resorts, LLC.  Such presentation does not conform with GAAP or the Securities and Exchange Commission rules for pro forma presentation; however, we have included the combined information because we believe it provides a meaningful comparison for the periods presented.

“Eldorado Resorts had a solid second quarter with each of our properties posting EBITDA increases, with the exception of Mountaineer Park, and year-over-year Adjusted EBITDA margin increasing approximately 100 basis points.  The EBITDA gains reflect our expense management programs, continued progress in the implementation of Eldorado’s operating strategies across the MTR Gaming properties and the further enhancement of the product and service offerings across our entire portfolio,” said Gary Carano, Chairman and Chief Executive Officer of Eldorado.

“Our 2015 property enhancement strategy for the acquired MTR properties continues to gain momentum.  For example, at Scioto Downs construction of The Brew Brothers, a $5.9 million microbrewery and restaurant, is on budget and on schedule to open in the fourth quarter of 2015.  Similarly, the five phase design and facility enhancement program underway at Presque Isle Downs & Casino which is budgeted at $5.0 million remains on schedule for completion by year-end.  Finally, the outdoor smoking patio with more than 200 VLTs and 6 gaming tables at Mountaineer opened in late June and is proving to be popular with players.

“Early in the third quarter, Eldorado entered into a definitive agreement to acquire MGM’s 50% interest in the Silver Legacy Resort Casino Reno and all of the assets of Circus Circus Reno for $72.5 million, plus the assumption of Silver Legacy debt.  The acquisition of these well-established properties is consistent with our strategy to enhance shareholder value by structuring transactions that are strategically and economically attractive.  Upon completing the transaction, which we anticipate in the fourth quarter of 2015, we will own the three leading downtown Reno casino resorts at a time when the Reno market and the surrounding region is attracting new businesses that should drive long-term economic growth.

“The acquisition of Circus Circus Reno and MGM’s 50% interest in the Silver Legacy Resort Casino Reno will expand Eldorado’s property portfolio to seven wholly-owned and operated facilities in five markets with a total of approximately 10,850 slot machines and VLTs, approximately 310 table games, approximately 4,850 hotel rooms, approximately 36 dining options, three pari-mutuel racing facilities and approximately 8,600 team members.

“Eldorado’s operating and facility enhancement initiatives are being complemented by the previously announced cost savings program implemented across the Company as well as our recent capital market activity which significantly reduced annualized interest expense, thereby enhancing free cash flow.  In addition to the interest expense savings related to the recent refinancing, we have targeted and are realizing annualized expense reductions totaling more than $10 million.”

Balance Sheet and Liquidity

At June 30, 2015, Eldorado had $88.6 million in cash and cash equivalents, $9.6 million in restricted cash and contractual debt totaling $728.7 million.

In early July, Eldorado completed a balance sheet refinancing that will significantly reduce interest expense, simplify the Company’s reporting structure and provide flexibility for continued growth. Specifically, Eldorado Resorts issued $375 million in aggregate principal amount of 7% senior notes due in 2023 and entered into a new credit facility with a $425 million term loan due in 2022 that bears interest at a rate of LIBOR plus 325 basis points, with a 1% LIBOR floor, and a $150 million revolving credit facility that matures in 2020 and bears interest at a rate equal to LIBOR plus a spread that, based on our leverage ratio, ranges from 2.5% to 3.25%. In addition, Eldorado filed a registration statement with the SEC to offer up to $80 million in common stock. Approximately $773 million of the proceeds of the debt offerings were used to refinance existing debt, while the remaining proceeds, combined with cash flow from operations, the proposed equity issuance and/or draws upon the revolver are expected to fund the purchase of MGM’s 50% stake in Silver Legacy, the assets of Circus Circus Reno, refinance the Silver Legacy debt and pay fees, expenses and accrued interest associated with the refinancing and acquisition transactions.

“The recently announced agreement to acquire Circus Circus Reno and Silver Legacy and the refinancing transactions are important milestones for the company,” said Tom Reeg, President of Eldorado. “Our annual interest expense is expected to be approximately $45 million after the Circus Circus Reno and Silver Legacy acquisition is consummated, representing savings of approximately $35 million per year compared to our interest expense prior to the refinancing transactions and the acquisition.  Further, we expect that the Silver Legacy/Circus Circus Reno transaction will be immediately accretive to our free cash flow upon closing.  Importantly, our revised capital structure affords us the flexibility to continue to participate in consolidation in the gaming sector in the future.”

Summary of 2015 Second Quarter Property Results and Facility Enhancements

Nevada

Net revenues of $27.2 million at Eldorado Reno for the quarter ended June 30, 2015 were 5.8% behind the prior year period while Adjusted EBITDA of $5.0 million rose 22.5% from the same period in 2014.  Eldorado Reno’s increase in Adjusted EBITDA for the three months ended June 30, 2015 reflects the reallocation of corporate expenses. If corporate expenses had been reallocated in the three months ended June 30, 2015, Eldorado Reno’s Adjusted EBITDA would have grown by 2.1%, largely reflecting company-wide initiatives to reduce costs (including food cost of sales, payroll, benefits, promotional costs and legal and administrative expenses).  In the second quarter of 2015, the remodel of over 200 rooms in the Skyline Tower at Eldorado Resort Casino Reno was completed on schedule.

Net revenues at Silver Legacy, a joint venture between Eldorado and MGM Resorts International, decreased 9.9% to $32.0 million in the second quarter of 2015 compared to $35.5 million in the second quarter of 2014. Silver Legacy’s results, which are included in the Company’s income statement as equity in income of unconsolidated affiliates, are not consolidated in Eldorado’s income statement and are not included in Adjusted EBITDA.

During the 2015 second quarter, the Reno market was impacted by visitor traffic and room night declines as visitation to the bowling tournament at the National Bowling Stadium was down versus 2014.  However, the Company’s future property-level results are expected to benefit from Reno’s ongoing economic resurgence as several marquee companies – including Tesla, Panasonic, Apple, Zulily, eBay, Urban Outfitters, Petco and Amazon – have established or have announced plans to establish operations in the area are expected to drive area job growth.  Eldorado is well-positioned to benefit from expected improvement in the Reno economy in the coming quarters based on its current position as the operator of one of Reno’s leading downtown resort/hotels, which will be augmented by the expected acquisition of Circus Circus Reno and the remaining 50% of Silver Legacy.

Ohio

Net revenues at Scioto Downs Racino increased 5.5% to $40.5 million in the second quarter of 2015 from $38.4 million in the second quarter of 2014. Second quarter 2015 adjusted EBITDA from the property increased 9.0% to $14.2 million from $13.0 million in the comparable quarter of 2014. Eldorado’s strategic revisions to the property’s direct mail marketing programs implemented at the beginning of 2015, along with ongoing cost savings initiatives, contributed to improvements in EBITDA and margins. The property also continued to benefit from enhancements such as the December 2014 addition of an outdoor smoking patio with 60 video lottery terminals which are performing at a level substantially above the existing gaming floor.

Construction on The Brew Brothers, a $5.9 million microbrewery and restaurant, continues with an expected opening in the fourth quarter of 2015.  Eldorado is also moving forward with a Phase II property expansion which will include the opening of a new bakery and a refresh of the Dash Cafe by the fourth quarter of 2015.

Pennsylvania

Second quarter 2015 net revenues of $37.7 million at Presque Isle Downs & Casino were virtually flat with the second quarter of 2014.  Adjusted EBITDA in the second quarter rose 1.1% to $5.9 million from $5.8 million in the comparable quarter of 2014.

Eldorado is investing approximately $5.0 million to upgrade Presque Isle Downs as part of its commitment to food, beverage and hospitality excellence.  Projects include the reconfiguration of the gaming floor to allow for a new center bar with flat-screen televisions and sound and light features, the renovation of the high-limit gaming area, a full redesign of the property’s La Bonne Vie Steakhouse entrance and interior, an upgraded exterior façade and a refresh of the existing casino bar.  Eldorado expects to complete these upgrades and renovations by the end of the third quarter of 2015.  The Company also replaced 115 slot machines at Presque Isle Downs with the latest offerings following the casino floor reconfiguration.

Louisiana

Net revenues at Eldorado Shreveport rose 5.3% to $34.6 million in the second quarter of 2015.  Adjusted EBITDA from the property increased 39.6% to $7.9 million from $5.7 million in the comparable quarter of 2014.

Despite the flooding of the Red River and extreme weather that limited access to the property in June, Eldorado Shreveport generated strong operating results. During the quarter, a very successful “Jack is Back” casino event that honored gaming industry legend, Jack Binion, drove casino revenues and generated positive feedback among players and within the community.  In addition, Eldorado’s successful initiatives to control and reduce variable costs resulted in increased margins and enhanced flow through for the increased revenue.

West Virginia

Net revenues at Mountaineer Casino, Racetrack & Resort declined 12.8% to $42.5 million in the second quarter of 2015 from $48.8 million in the second quarter of 2014, reflecting the continued competitive impact of a new racino in eastern Ohio which opened in the third quarter of 2014.  Adjusted EBITDA from the property declined 20.5% to $7.0 million from $8.8 million in the comparable quarter of 2014.  In addition to the Ohio competition, adjusted EBITDA was also impacted by a minimum wage increase which went into effect on January 1, 2015.

In late June, Eldorado opened an outdoor smoking pavilion with more than 200 VLTs and 6 gaming tables.  The new gaming area has been very well received by patrons to date.

Reconciliation of GAAP Measures to Non-GAAP Measures

Adjusted EBITDA (defined below), a non GAAP financial measure, has been presented as a supplemental disclosure because it is a widely used measure of performance and basis for valuation of companies in our industry and we believe that this non GAAP supplemental information will be helpful in understanding the Company’s ongoing operating results.  Adjusted EBITDA represents (losses) earnings before interest expense (income), income tax expense (benefit), depreciation and amortization, corporate management fee, equity in income of unconsolidated affiliates, (loss) gain on the sale or disposal of property, other regulatory gaming assessment costs, acquisition/strategic transaction costs and stock-based compensation expense, to the extent that such items existed in the periods presented. Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with U.S. GAAP, is unaudited and should not be considered an alternative to, or more meaningful than, net income (loss) as an indicator of our operating performance.  Uses of cash flows that are not reflected in Adjusted EBITDA include capital expenditures, interest payments, income taxes, debt principal repayments and certain regulatory gaming assessments, which can be significant.  As a result, Adjusted EBITDA should not be considered as a measure of our liquidity.  Other companies that provide EBITDA information may calculate EBITDA differently than we do.  The definition of Adjusted EBITDA may not be the same as the definitions used in any of our debt agreements.

Second Quarter Conference Call

Eldorado will host a conference call at 5:00 p.m. ET today.  Senior management will discuss the financial results and host a question and answer session.  The dial in number for the audio conference call is 719/457-2083, conference ID 6171660 (domestic and international callers).  In addition, a live audio webcast of the call will be accessible to the public on Eldorado’s web site, http://www.eldoradoresorts.com/ and a replay of the webcast will be archived on the site for 90 days following the live event.

About Eldorado Resorts, Inc.

Eldorado Resorts is a casino entertainment company that owns and operates six properties in five states, including the Eldorado Resort Casino and the Silver Legacy Resort Casino (a 50/50 joint venture with MGM Resorts International) in Reno, NV; the Eldorado Resort Casino in Shreveport, LA; Scioto Downs Racino in Columbus, OH; Mountaineer Casino Racetrack & Resort in Chester, WV; and Presque Isle Downs & Casino in Erie, PA. Eldorado Resorts recently announced that it has entered into an agreement to acquire MGM Resorts International’s 50% interest in the Silver Legacy Resort Casino Reno, as well as all of the assets of Circus Circus Reno with the transaction expected to be completed by year-end 2015, subject to the receipt of required gaming approvals. For more information, please visit www.eldoradoresorts.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements include statements regarding our strategies, objectives and plans for future development or acquisitions of properties or operations, as well as expectations, future operating results and other information that is not historical information.  When used in this press release, the terms or phrases such as “anticipates,” “believes,” “projects,” “plans,” “intends,” “expects,” “might,” “may,” “estimates,” “could,” “should,” “would,” “will likely continue,” and variations of such words or similar expressions are intended to identify forward-looking statements.  Although our expectations, beliefs and projections are expressed in good faith and with what we believe is a reasonable basis, there can be no assurance that these expectations, beliefs and projections will be realized.  There are a number of risks and uncertainties that could cause our actual results to differ materially from those expressed in the forward-looking statements which are included elsewhere in this press release.  Such risks, uncertainties and other important factors include, but are not limited to: our ability to consummate the purchase of Circus Circus Reno and the 50% interest in Silver Legacy; our ability to integrate the operations of Circus Circus Reno, the Silver Legacy and the MTR Gaming properties and realize the benefits of the Circus Reno/Silver Legacy Purchase, the merger with MTR Gaming and other future acquisitions; our substantial indebtedness and significant financial commitments could adversely affect our results of operations and our ability to service such obligations; restrictions and limitations in agreements governing our debt could significantly affect our ability to operate our business and our liquidity; our facilities operate in very competitive environments and we face increasing competition; our dependence on our Nevada, Louisiana, West Virginia, Pennsylvania and Ohio casinos for substantially all of our revenues and cash flows; our operations are particularly sensitive to reductions in discretionary consumer spending and are affected by changes in general economic and market conditions; our gaming operations are highly regulated by governmental authorities and the cost of complying or the impact of failing to comply with such regulations; increases in gaming taxes and fees in jurisdictions in which we operate; risks relating to pending claims or future claims that may be brought against us; changes in interest rates and capital and credit markets; our ability to comply with certain covenants in our debt documents; the effect of disruptions to our information technology and other systems and infrastructure; construction factors relating to maintenance and expansion of operations; our ability to attract and retain customers; weather or road conditions limiting access to our properties; the effect of war, terrorist activity, natural disasters and other catastrophic events; and the intense competition to attract and retain management and key employees in the gaming industry.

In light of these and other risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur.  These forward-looking statements speak only as of the date of this press release, even if subsequently made available on our website or otherwise, and we do not intend to update publicly any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made, except as may be required by law.

Contact:
Thomas Reeg	Joseph N. Jaffoni, Jennifer Neuman
President	JCIR
Eldorado Resorts, Inc.	212/835-8500
775/328-0112	eri@jcir.com
investorrelations@eldoradoresorts.com

- tables follow -

ELDORADO RESORTS, INC.

CONSOLIDATED BALANCE SHEETS

($ in thousands)

	June 30, 2015	December 31, 2014
ASSETS	(unaudited)

CURRENT ASSETS:
Cash and cash equivalents	$88,627	$87,604
Restricted cash	7,140	5,734
Accounts receivable, net	8,505	7,112
Due from affiliates	453	362
Inventories	6,950	7,234
Prepaid expenses and other	10,944	9,447
Total current assets	122,619	117,493
RESTRICTED CASH	2,500	2,500
INVESTMENT IN AND ADVANCES TO UNCONSOLIDATED AFFILIATES	14,597	14,009
PROPERTY AND EQUIPMENT, NET	447,891	456,139
INTANGIBLE ASSETS, NET	488,299	491,913
NON-OPERATING REAL PROPERTY	16,419	16,419
GOODWILL	66,826	66,826
OTHER ASSETS, NET	9,852	10,031
Total assets	$1,169,003	$1,175,330

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of capital lease obligations	$8	$32
Accounts payable	10,942	12,184
Interest payable	27,469	27,469
Income taxes payable	-	137
Accrued gaming taxes and assessments	10,361	12,998
Accrued payroll	10,406	9,441
Accrued other liabilities	28,326	26,788
Deferred income taxes	2,607	2,608
Due to affiliates	168	187
Total current liabilities	90,287	91,844
LONG-TERM DEBT, LESS CURRENT PORTION	773,354	778,827
CAPITAL LEASE OBLIGATIONS, LESS CURRENT PORTION	-	3
DEFERRED INCOME TAXES	145,946	144,439
OTHER LIABILITIES	8,342	8,595
Total liabilities	1,017,929	1,023,708

STOCKHOLDERS’ EQUITY:
Total stockholders’ equity	151,074	151,622
Total liabilities and stockholders’ equity	$1,169,003	$1,175,330

ELDORADO RESORTS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2015	2014	2015	2014
Revenues:
Casino	$156,788	$48,154	$304,450	$92,823
Pari-mutuel commissions	3,056	-	4,261	-
Food and beverage	23,495	15,027	45,677	29,374
Hotel	8,444	7,305	15,478	13,192
Other	6,573	2,239	11,299	4,419
	198,356	72,725	381,165	139,808
Less: promotional allowances	(15,723)	(10,976)	(31,081)	(21,029)
Net operating revenues	182,633	61,749	350,084	118,779

Expenses:
Casino	91,066	25,309	177,884	49,282
Pari-mutuel commissions	3,093	-	4,789	-
Food and beverage	12,002	7,406	23,923	14,426
Hotel	2,313	1,914	4,503	3,859
Other	3,567	1,774	6,434	3,423
Marketing and promotions	7,404	4,747	14,505	8,887
General and administrative	26,954	10,818	54,658	21,629
Depreciation and amortization	14,031	4,086	28,500	8,274
Total operating expenses	160,430	56,054	315,196	109,780

Gain on sale or disposal of property	3	-	4	-
Acquisition charges	(253)	(1,081)	(337)	(2,453)
Equity in income of unconsolidated affiliates	1,106	2,161	588	1,781
Operating income	23,059	6,775	35,143	8,327

Other income (expense):
Interest Income	6	4	11	8
Interest expense, net	(17,238)	(3,870)	(34,475)	(7,759)
Total other income (expense)	(17,232)	(3,866)	(34,464)	(7,751)

Income before income taxes	5,827	2,909	679	576
Provision for income taxes	(1,032)	-	(2,048)	-
Net income (loss)	$4,795	$2,909	$(1,369)	$576

Net income (loss) per share of common stock:
Basic	$0.10	$0.12	$(0.03)	$0.02
Diluted	$0.10	$0.12	$(0.03)	$0.02
Weighted average number of shares outstanding:
Basic	46,516,614	23,311,492	46,505,687	23,311,492
Diluted	46,657,618	23,311,492	46,505,687	23,311,492

ELDORADO RESORTS, INC.

SUMMARY INFORMATION AND RECONCILIATION OF

NET INCOME (LOSS) TO ADJUSTED EBITDA

($ in thousands)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Eldorado Reno
Net income (loss) (1)	$2,329	$2,008	$1,262	$(3,044)
Interest Expense, net of interest income	1,183	1,197	2,365	2,401
Provision (benefit) for income taxes	143	-	(375)	-
Depreciation and amortization	1,942	1,964	3,874	3,992
Equity in income of unconsolidated affiliates	(1,106)	(2,161)	(588)	(1,781)
Corporate management fee	522	-	906	-
Acquisition charges	-	1,081	-	2,453
Gain on disposal of property	(5)	-	(5)	-
Adjusted EBITDA	$5,008	$4,089	$7,439	$4,021

Eldorado Shreveport
Net income (1)	$2,730	$901	$4,781	$3,620
Interest expense, net of interest income	2,651	2,669	5,303	5,350
Depreciation and amortization	1,888	2,122	3,807	4,282
Corporate management fee	675	-	1,171	-
Loss on disposal of property	1	-	1	-
Adjusted EBITDA	$7,945	$5,692	$15,063	$13,252

Scioto Downs
Net income	$20,409	$9,049	$24,523	$17,220
Interest expense	17	19	33	37
(Benefit) provision for income taxes	(9,985)	513	(4,794)	909
Depreciation and amortization	3,736	3,414	7,474	6,818
Loss on disposal of property	-	8	-	8
Adjusted EBITDA	$14,177	$13,003	$27,236	$24,992

Mountaineer
Net income	$7,676	$6,541	$4,760	$11,478
Benefit for income taxes	(4,504)	-	(595)	-
Depreciation and amortization	3,812	2,255	7,958	4,557
Gain on sale or disposal of property	-	(8)	-	(9)
Adjusted EBITDA	$6,984	$8,788	$12,123	$16,026

Presque Isle Downs
Net income	$6,242	$3,082	$5,563	$4,525
Interest income	(2)	(1)	(2)	(1)
(Benefit) provision for income taxes	(2,779)	620	(1,173)	1,241
Depreciation and amortization	2,559	2,027	5,200	4,095
Other regulatory gaming assessments	(99)	100	(119)	83
Loss (gain) on sale or disposal of property	-	27	(1)	45
Adjusted EBITDA	$5,921	$5,855	$9,468	$9,988

ELDORADO RESORTS, INC.

SUMMARY INFORMATION AND RECONCILIATION OF

NET INCOME (LOSS) TO ADJUSTED EBITDA

($ in thousands)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Corporate (2)
Net loss	$(34,591)	$(19,854)	$(42,258)	$(40,618)
Interest expense, net of interest income	13,383	17,371	26,765	34,741
Provision for income taxes	18,157	-	8,985	-
Corporate management fee	(1,197)	-	(2,077)	-
Depreciation	94	9	187	19
Loss on sale or disposal of property	1	-	1	1
Stock-based compensation expense	231	107	821	562
Acquisition charges	253	383	337	904
Adjusted EBITDA	$(3,669)	$(1,984)	$(7,239)	$(4,391)

Adjusted EBITDA
Net income (loss)	$4,795	$1,727	$(1,369)	$(6,819)
Interest expense, net of interest income	17,232	21,255	34,464	42,528
Provision for income taxes	1,032	1,133	2,048	2,150
Depreciation and amortization	14,031	11,791	28,500	23,763
Equity in income of unconsolidated affiliates	(1,106)	(2,161)	(588)	(1,781)
(Gain) loss on sale or disposal of property	(3)	27	(4)	45
Acquisition charges	253	1,464	337	3,357
Corporate management fee	-	-	-	-
Stock-based compensation expense	231	107	821	562
Other regulatory gaming assessments	(99)	100	(119)	83
Combined Adjusted EBITDA (3)	$36,366	$35,443	$64,090	$63,888

(1) Excludes intercompany management fee revenues earned by Eldorado Reno and expensed by Eldorado Shreveport amounting to $0.8 million and $1.5 million for the three and six months ended June 30, 2014, respectively.

(2) Includes corporate expenses, excluding stock-based compensation expense, subsequent to the Merger Date related to ERI totaling $0.6 million and $1.5 million, excluding stock-based compensation expense of $0.2 million and $0.8 million, and MTR Gaming’s corporate expenses totaling $3.0 million and $5.7 million for the three and six months ended June 30, 2015, respectively, and MTR Gaming’s corporate expenses totaling $2.0 million and $4.4 million, excluding stock-based compensation expense of $0.1 million and $0.6 million, for the three and six months ended June 30, 2014, respectively.

(3) The combined basis reflects operations of MTR Gaming for periods prior to the Merger combined with the operations of Resorts.  Such presentation does not conform with U.S. GAAP or the SEC’s rules of pro forma presentation; however, we have included the combined information because we believe it provides a meaningful comparison for the periods presented.

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